UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 14, 2013

Aon plc

(Exact Name of Registrant as Specified in Charter)

England and Wales	1-7933	98-1030901
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Devonshire Square, London, England (Address of Principal Executive Offices)	EC2M 4PL (Zip Code)

Registrant’s telephone number, including area code: +44 7623 5500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Long-Term Incentives.

On March 14, 2013, the Organization and Compensation Committee (the “Committee”) of Aon plc (“Aon”) approved performance-based long-term incentive awards to certain of Aon’s executive officers who will be named in the Summary Compensation Table for the year ended December 31, 2012 in Aon’s Proxy Statement for the 2013 Annual General Meeting of Shareholders (the “Named Executive Officers”).  The award for Gregory C. Case, Aon’s President and Chief Executive Officer, was approved by Aon’s Board of Directors on March 15, 2013.  The awards for the Named Executive Officers and other eligible recipients were granted pursuant to the Leadership Performance Program (the “LPP”) which was approved and adopted by the Committee on March 14, 2013 as a sub-plan of the Aon Corporation 2011 Incentive Plan.  The LPP forms a part of Aon’s broad-based stock award strategy that is intended to drive the overall success of Aon while encouraging employee retention.

Each LPP award represents performance share units that will be earned and settled in Aon Class A Ordinary Shares based upon Aon’s performance relative to a cumulative adjusted earnings per share target over the period beginning January 1, 2013 and ending December 31, 2015 (the “LPP Performance Period”).

Under the LPP, the total performance score can range from a minimum of 0% to a maximum of 200% of target.  In addition, under the LPP, the Committee has the discretion to adjust Aon’s performance results or the target to take into account extraordinary or unusual items occurring during the respective performance period.  The nominal value of the awards under the LPP was determined by the Committee, and the number of target performance share units was calculated as of the date of grant based upon the fair market value of Aon Class A Ordinary Shares as of such date.  Upon completion of the LPP Performance Period, awards under the program will be determined and settled in Aon Class A Ordinary Shares.

The Named Executive Officers were awarded the following number of target performance share units:

Name	Target LPP Performance Share Units
Gregory C. Case	143,990
Christa Davies	45,810
Stephen P. McGill	66,633
Kristi Savacool	33,317
Gregory J. Besio	24,988

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aon plc

	By:	/s/ Ram Padmanabhan
Ram Padmanabhan
Vice President, Chief Counsel — Corporate and Company Secretary

Date: March 18, 2013